Exhibit 10.25

July 16, 2002

Ms. Dianne Dubois
[address]

Dear Dianne:

          This letter is to confirm the agreement between you and LookSmart, Ltd. (the “Company”) regarding the terms of the loan given to you by the Company and of the Secured Promissory Note (the “Note”) made by you on April 2, 2002. The Company has agreed to pay you an amount equal to the amount of any tax liability you incur in connection with (a) forgiveness of the loan as provided in Sections 2 or 3 of the Note; and (b) imputed interest on the Note. In addition, because the tax payments will also be construed as taxable income to you, the Company will pay an amount that will be “grossed up” to cover the tax on the loan forgiveness, the imputed interest and the tax payment. Such amounts will be paid as the taxes become due upon presentation by you of a reasonably detailed description of such taxes.

Very truly yours,

/s/ Evan Thornley
Evan Thornley

ACKNOWLEDGED AND AGREED:

/s/ Dianne Dubois
Dianne Dubois